INVESCO FINANCIAL SERVICES FUND                                    SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING: 3/31/2010
FILE NUMBER :      811-3826
SERIES NO.:        8

72DD.   1 Total income dividends for which record date passed during the period.
          (000's Omitted)
          Class A               $ 1,054

        2 Dividends for a second class of open-end company shares
          (000's Omitted)
          Class B               $   143
          Class C               $   270
          Class Y               $    23
          Investor Class        $ 3,703

73A.      Payments per share outstanding during the entire current period:
          (form nnn.nnnn)
        1 Dividends from net investment income
          Class A                0.2081

        2 Dividends for a second class of open-end company shares
          (form nnn.nnnn)
          Class B                0.1482
          Class C                0.1482
          Class Y                0.2193
          Investor Class         0.2081

74U.    1 Number of shares outstanding (000's Omitted)
          Class A                 5,024

        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B                   855
          Class C                 1,785
          Class Y                   236
          Investor Class         17,655

74V.    1 Net asset value per share (to nearest cent)
          Class A               $  8.24

        2 Net asset value per share of a second class of open-end company shares
          (to nearest cent)
          Class B               $  8.23
          Class C               $  7.91
          Class Y               $  8.33
          Investor Class        $  8.31